Exhibit 4.61

RELEASE AGREEMENT

WHEREAS, Trintech Technologies Limited, an Irish corporation (“Buyer”), and Concuity Inc., a Delaware corporation (“Seller”) entered into a Purchase Agreement dated as of December 1, 2006 (the “Purchase Agreement”); and

WHEREAS, certain sections of the Purchase Agreement provided for Earn Out Payments (as defined in the Purchase Agreement), including but not limited to an Initial Earn Out Payment and a Final Earn Out Payment (as defined in the Purchase Agreement); and

WHEREAS, Buyer and Seller have disputes as to the correct interpretation and application of sections related to Earn Out Payments, including but not limited to the Initial Earn Out Payment and Final Earn Out Payment; and

WHEREAS, Buyer and Seller wish to resolve all disputes related to Earn Out Payments, including but not limited to the Initial Earn Out Payment and the Final Earn Out Payment,

NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements set forth in this Agreement, the parties agree as follows:

1)	The Buyer has made claims for Losses (as defined in the Purchase Agreement) against Seller for which the Parties have agreed that Buyer is entitled to Indemnification under the Purchase Agreement for the amount of $99,618. Notwithstanding any provision of the Purchase Agreement the total remaining payment due to Seller from Buyer shall be $1,900,382 (the “Final Payment”).

2)	The Final Payment shall satisfy all of the Buyer’s remaining payment obligations to Seller.

3)	Buyer shall make the Final Payment within 48 hours of Seller’s execution of this Release Agreement.

4)	Upon payment of the Final Payment Seller agrees to release and forever discharge Buyer from any and all liability with regards to Buyer’s payment obligations under the Purchase Agreement.

5)	This Release Agreement is the entire agreement between the Parties regarding the subject matter contained herein. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the Parties, oral or written, regarding the subject matter contained herein. This Release Agreement shall not be modified or amended unless done so in writing signed by authorized representatives of both Parties.

6)	This Release Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of Texas, without regards to its conflicts of laws principals. Each Party irrevocably consents to the jurisdiction of the state or federal courts located in Dallas County, Texas in connection with any action to enforce the provisions of this Release Agreement or arising under or by reason of this Release Agreement.

7)	Neither Party shall assign this Release Agreement or any right, interest or benefit under it without the prior written consent of the other Party; provided that, assignment by a Party to a successor by way of merger, consolidation or sale of all or substantially all of such Party’s stock Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

8)	Each individual executing this Agreement on behalf of a Party represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such Party and that this Release Agreement is binding upon such Party according to its terms.

9)	In the event that any provision of this Release Agreement conflicts with the law under which this Release Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to the Release Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the remainder of this Release Agreement shall remain in full force and effect.

10)	This Release Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have executed this Release Agreement as of the date below first written.

For and on behalf of Trintech.	For and on behalf of Concuity

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date: